EXHIBIT 10.4
January 29, 2009
Mr. John R. Male
PVF Capital Corp.
30000 Aurora Road
Solon, Ohio 44139
     Re: Change in Director and Officer Responsibilities
Dear Jack:
The purpose of this letter is to memorialize in writing certain changes in your director and employment responsibilities with PVF Capital Corp. (the “Company”) and Park View Federal Savings Bank (the “Bank”).
The changes we have agreed to are as follows:
1.	You hereby resign as Chairman of the Board of Directors of the Company and the Bank, effective immediately. This does not affect your continued service as a director of the Company and the Bank. Subject to the Company’s and the Bank’s customary governance policies and procedures and unless prohibited by any law or regulation applicable to the Company or the Bank, the Board of Directors will recommend your election to the Board in connection with the 2010 annual meeting of stockholders.
2.	You hereby resign as Chief Executive Officer of the Company and the Bank, and you resign from all other officer positions you hold with any affiliate or subsidiary of the Company and the Bank, effective upon the earlier to occur of: (i) March 31, 2009 or (ii) the date on which the Boards of Directors of the Company and the Bank appoint a successor Chief Executive Officer of the Company and the Bank.
3.	Upon the effectiveness of your resignation as Chief Executive Officer of the Company and the Bank, the Company will cause you to be appointed President of the Company’s wholly owned subsidiary, PVF Service Corporation (the “Service Corporation”).
4.	As President of the Service Corporation, you will be provided with an office located at a mutually agreeable location and will be responsible for the resolution of real estate owned and other Bank work-out projects as assigned to you by the Board of Directors.

Mr. John R. Male
January 29, 2009

5.	Except as otherwise set forth herein, your compensation and benefits package as President of the Service Corporation will include:
(i)	base salary of $226,000;

(ii)	continued health care, life, disability, vacation and other benefits , including continued participation in long term incentive awards and qualified and nonqualified deferred compensation and retirement plans, under the same terms and conditions you received as Chief Executive Officer of the Company and the Bank; and

(iii)	full reimbursement of reasonable business expenses.
6.	The Company and the Bank will cease further payment of dues for club memberships.

7.	The Bank will buy out the lease for the Bank-leased car you use and transfer title into your name, and the Bank will no longer reimburse you or otherwise pay for any motor vehicle costs.

8.	The Amended and Restated Severance Agreement dated December 30, 2008 by and among you, the Company and the Bank (the “Severance Agreement”), and the Park View Federal Savings Bank Supplemental Executive Retirement Plan between you and the Bank (the “SERP”) will continue in effect, except that you, the Company and the Bank will amend the Severance Agreement to provide that the Term of the Agreement shall be extended each year that you are employed until age 65 and to restate paragraph 6 (ii) in its entirety to read as follows:
(ii)	Involuntary termination or voluntary termination for Good Reason, as defined in Section 7, and other than for Cause or pursuant to Sections 4 or 21 of this Agreement.
In addition, you, the Company and the Bank agree to amend Section 6.1 of the SERP and Section 3 of the Severance Agreement to provide a termination of your employment for Cause requires a vote of a majority of the Board following delivery of a written notice to you from the Board that sets forth with specificity the facts or circumstances alleged to constitute Cause, followed by a thirty-day period to cure any facts or circumstances constituting Cause, and an opportunity at the end of such period to appear before the Board with counsel to refute the allegation that Cause exists, to demonstrate the efficacy of the cure, or to address other matters relating to you employment status.

Mr. John R. Male
January 29, 2009

9.	Section 6 of the Severance Agreement will be amended to add a new Section 6(e) to read as follows:
(e) Notwithstanding anything else set forth in this Section 6, upon the Executive’s termination as a result of one of the events specified in this Section 6, (i) the amount to be paid pursuant to Section 6(a) herein shall not be less than the amount that would have been payable under Section 6(a) herein had Executive elected to terminate employment for Good Reason on January 29, 2009, and (ii) the amount to be paid pursuant to Section 6(b) herein under the Park View Federal Savings Bank Supplemental Executive Retirement Plan, as amended and restated in February 2006 (the “SERP”), shall not be less than the amount that would be payable to Executive as of the Retirement Date if his employment terminated for Good Reason and he fully vested in the SERP as of January 29, 2009.
10.	If it is determined that any payment to you under the Severance Agreement or the SERP is made in violation of Section 409A of the Internal Revenue Code, then the Company or the Bank shall pay you an additional amount that would be sufficient, after reduction for all income taxes (at the highest federal, state and local rates), employment taxes, and any applicable additional or excise taxes, to pay the amount of the additional tax imposed under Section 409A. Notwithstanding the foregoing, you agree to cooperate with the Company and the Bank to take such action as may be necessary to avoid liability for the additional tax under Section 409A in connection with the payment of any amount under the Severance Agreement and/or the SERP, including but not limited to, the delay of such payment for any period necessary to avoid a violation.

Mr. John R. Male
January 29, 2009

In executing this letter you agree that you will not exercise a right to terminate your employment for “Good Reason” under the Severance Agreement on account of the changes to your authorities, duties, responsibilities or location of employment set forth in this letter. This does not preclude subsequent changes to your authorities, duties, responsibilities or location of employment from constituting Good Reason if such changes constitute Good Reason determined by reference to your status as modified by the changes described in this letter. Finally, the Company or the Bank shall reimburse you for all attorney fees and financial consultant fees that you incur in connection with your review and consideration of the terms set forth in this letter and the related amendment, reporting, tax and financial considerations.

Sincerely, PVF CAPITAL CORP.
Date: January 29, 2009	By:	Stanley T. Jaros
Chairman of the Compensation Committee

PARK VIEW FEDERAL SAVINGS BANK
Date: January 29, 2009	By:	Stanley T. Jaros
Chairman of the Compensation Committee

Accepted and agreed to this 29th day of January, 2009, by the undersigned.
/s/ John R. Male

John R. Male